Exhibit 99.2

PRESS RELEASE

Contact:
Investors/Media:	Symmetry Medical Inc.
The Ruth Group	Andrew Miclot
Stephanie Carrington/Jason Rando	Senior Vice President
646-536-7017/7025	Marketing, Sales & Business Development
scarrington@theruthgroup.com	Investor Relations Officer
jrando@theruthgroup.com	574-269-7390 ext. 1002

Symmetry Medical Reports First Quarter 2006 Results

Warsaw, Indiana, May 3, 2006 – Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry, announced today first quarter 2006 financial results for the period ended April 1, 2006.

The Company reported first quarter 2006 revenue of $69.6 million, an increase of 9.2% reported and 11.6% constant currency, over the first quarter of 2005.

Gross profit for the first quarter of 2006 was $20.3 million, a 4.9% increase over gross profit of $19.4 million for the first quarter of 2006.  Gross margin for the first quarter 2006 was 29.2%, compared to a gross margin of 30.4% for the first quarter 2005. The lower gross margin rate was a result of increased material and fixed costs across the Company’s global facilities.

Operating income for the first quarter of 2006 was $13.3 million, a 6.9% increase over operating income of $12.4 million for the first quarter of 2005.  Operating margin for the first quarter 2006 was 19.1%, compared to an operating margin of 19.5% for the first quarter 2005.

Income before income taxes for the first quarter of 2006 was $12.9 million, a 10.9% increase over income before income taxes of $11.6 million for the first quarter of 2005.

Net income for the first quarter 2006 was $8.4 million, or $0.24 per diluted share, compared to a net income of $7.7 million, or $0.22 per diluted share, for the first quarter 2005.  Earnings per diluted share were negatively impacted by $0.01 per share by the expiration of the Section 41 research tax credit on December 31, 2005, as the Company was not able to include this credit in the first quarter. Legislation to reinstate this tax credit has not been enacted.

The weighted average number of diluted shares outstanding during the first quarter of 2006 was 35,137,000.

Brian Moore, President and Chief Executive Officer, stated, “Reflecting current orthopedic industry order patterns, we expect to achieve our stated full-year revenue and EPS guidance.  As the world’s largest provider to the orthopedic sector, we remain positive about the long-term fundamentals across the sector.  We continue to pursue multiple avenues for incremental revenue growth both organically as well as through acquisitions.”

On May 3, 2006, Symmetry Medical opened its previously announced 30,000 square foot Design & Development Center (DDC) in Warsaw, IN.

Financial Guidance

The following estimates regarding 2006 earnings guidance are based on current market conditions and foreign currency comparisons and are forward-looking.  Actual results may differ materially and we refer you to the statement on forward looking statements that appears at the end of the release. These statements do not include the potential impact of new business or license agreements the Company may enter in future periods. The factors discussed above are not intended to be an exhaustive list of the factors that may affect our future performance.

For the full year 2006, the Company reconfirmed its expected revenue to be in the range of $295 million to $303 million. The Company reconfirmed its expected full year 2006 earnings per diluted share in the range of $1.08 to $1.11.

Conference Call

Symmetry Medical will host a conference call at 8:00 a.m. EDT on Thursday, May 4, 2006.  A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.symmetrymedical.com. The dial-in numbers are (866) 700-0133 for domestic callers and (617) 213-8831 for international callers. The reservation number for both is 15822604. After the live Web cast, the call will remain available on Symmetry’s Web site through June 1, 2006. In addition, a telephonic replay of the call will be available until May 18, 2006. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 92836985.

About Symmetry Medical Inc.

Symmetry Medical Inc. is an independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including dental, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward Looking Statements

Statements in this press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend” and similar words indicating possible future expectations, events or actions.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.  Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions affecting the economy, orthopedic device manufacturers or the medical device industry generally; and

changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-k Filed with the Securities and Exchange Commission, as well as the Company’s other filings with the Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov.

Selected Financial Information:

Symmetry Medical Inc.

Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Data)

	April 1,	December 31,
	2006	2005
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$10,916	$12,471
Accounts receivables, net	51,020	44,908
Inventories	39,625	38,783
Refundable income taxes	147	185
Deferred income taxes	2,003	1,867
Other current assets	3,998	4,032
Total current assets	107,709	102,246
Property and equipment, net	94,895	93,106
Derivatives valuation asset	585	584
Goodwill	124,877	124,518
Intangible assets, net of accumulated amortization	16,217	16,327
Other assets	815	864
Total Assets	$345,098	$337,645
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$16,533	$18,983
Accrued wages and benefits	9,213	10,997
Other accrued expenses	2,768	2,696
Income tax payable	2,811	1,241
Revolving line of credit	1,601	-
Current portion of capital lease obligations	3,194	3,239
Current portion of long-term debt	1,750	1,313
Total current liabilities	37,870	38,469
Deferred income taxes	11,042	11,139
Capital lease obligations, less current portion	7,539	8,532
Long-term debt, less current portion	24,500	26,250
Total Liabilities	80,951	84,390
Shareholders' Equity: Common Stock, $.0001 par value; 72,410 shares authorized; shares issued (April 1, 2006--34,880; December 31, 2005--34,704)	3	3
Additional paid-in capital	270,546	268,973
Retained earnings (deficit)	(9,001)	(17,378
Accumulated other comprehensive income	2,599	1,657
Total Shareholders' Equity	264,147	253,255
Total Liabilities and Shareholders' Equity	$345,098	$337,645

Symmetry Medical Inc.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended
	April 1,	April 2,
	2006	2005
	(unaudited)	(unaudited)
Revenue	$69,613	$63,760
Cost of Revenue	49,272	44,373
Gross Profit	20,341	19,387
Selling, general, and administrative expenses	7,040	6,948
Operating Income	13,301	12,439
Other (income) expense:
Interest expense	661	939
Derivatives valuation (gain)/loss	(1)	(296)
Other	(219)	202
Income before income taxes	12,860	11,594
Income tax expense	4,483	3,930
Net income applicable to common shareholders	$8,377	$7,664
Net income (loss) applicable to common shareholders per share:
Basic	$0.24	$0.23
Diluted	$0.24	$0.22
Weighted average common shares and equivalent shares outstanding:
Basic	34,717	33,175
Diluted	35,137	34,116

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